Exhibit 99.1

Westwood Holdings Group, Inc. Reports Third Quarter 2008 Results and Declares Quarterly Dividend

Assets Under Management Rise to $8.3 Billion at September 30, 2008 and Third Quarter Revenue Increases 15% Year-over-Year

DALLAS--(BUSINESS WIRE)--October 23, 2008--Westwood Holdings Group, Inc. (Westwood) (NYSE: WHG) today reported 2008 third quarter revenues of $10.1 million, net income of $1.7 million and earnings per diluted share of $0.27. This compares to revenues of $8.7 million, net income of $1.7 million and earnings per diluted share of $0.27 in the third quarter of 2007. For the nine months ended September 30, 2008, Westwood reported revenues of $28.9 million and net income of $5.4 million, or $0.84 per diluted share, compared to revenues of $24.0 million and net income of $4.7 million, or $0.76 per diluted share, for the same 2007 period.

Cash earnings, which we define as net income plus non-cash equity-based compensation expense, for the third quarter of 2008 were $3.5 million, when adding back $1.8 million in non-cash equity-based compensation expense, compared to cash earnings of $3.2 million for the third quarter of 2007, when adding back $1.5 million in non-cash equity-based compensation expense. Cash earnings per share (“Cash EPS”), which we define as cash earnings divided by diluted weighted average shares outstanding, for the third quarter of 2008 were $0.54 per diluted share compared to $0.51 per diluted share for the third quarter of 2007. Cash earnings for the nine months ended September 30, 2008 were $10.3 million compared to $8.5 million for the same period in 2007, while Cash EPS for the nine months ended September 30, 2008 were $1.61 per diluted share compared to $1.38 per diluted share for the same period in 2007. (Cash earnings and Cash EPS are non-GAAP financial measures that are explained and reconciled with the most comparable GAAP financial measures in the attached tables.)

Revenues for the third quarter of 2008 increased 15% compared to the third quarter of 2007, primarily as a result of increased average assets under management. Assets under management were $8.3 billion as of September 30, 2008, an 8% year-over-year increase as compared to assets under management of $7.7 billion as of September 30, 2007. Average assets under management for the third quarter of 2008 were $8.0 billion, an increase of 10% compared with $7.3 billion for the third quarter of 2007. The year-over-year increase in period ending assets under management was primarily due to inflows of assets from new and existing clients and was partially offset by market depreciation of assets under management and the withdrawal of assets by certain clients.

Total expenses for the third quarter of 2008 were $7.3 million compared to $6.1 million for the third quarter of 2007. Cash expenses for the third quarter of 2008 were $5.6 million, which excludes $1.8 million in non-cash equity-based compensation expense, compared to cash expenses of $4.6 million for the third quarter of 2007, which excludes $1.5 million in non-cash equity-based compensation expense. (An explanation and reconciliation of cash expenses to total expenses are included in the attached tables.) The primary driver of the increase in total expenses was higher employee compensation and benefits costs, which were due to an increase in headcount, salary increases for certain individuals and an increase of $238,000 in non-cash restricted stock expense related to additional employee restricted stock grants in February 2008 and independent director grants in July 2008. Beginning in 2008, employee restricted stock grants were awarded in the first quarter of the year in order to synchronize the payment of cash incentive bonus awards with employees’ personal tax liabilities resulting from restricted stock vesting. We had 63 full-time employees as of September 30, 2008 compared to 51 full-time employees as of September 30, 2007.

Westwood Trust contributed revenues of $2.9 million and net income of $329,000 in the third quarter of 2008, compared to revenues of $2.7 million and net income of $463,000 in the third quarter of 2007. Westwood Trust’s assets under management as of September 30, 2008 were $1.77 billion, a decrease of 4% compared to $1.85 billion as of September 30, 2007. Positive net inflows from new and existing clients over the past twelve months were offset by market depreciation of assets under management.

The WHG Funds, consisting of WHG LargeCap Value, WHG SMidCap, WHG SmallCap Value, WHG Income Opportunity and WHG Balanced, have grown to $322 million in assets under management as of September 30, 2008, an increase of approximately 41% compared to $228 million in assets under management as of September 30, 2007. The WHG Funds have received approximately $114 million of net inflows year-to-date as of September 30, 2008.

Westwood announced today that its Board of Directors declared a quarterly cash dividend of $0.30 per common share payable on January 2, 2009 to stockholders of record on December 15, 2008.

Brian Casey, Westwood’s President & CEO commented, “The market environment was again challenging in the third quarter with most market indexes posting further losses. Despite the difficult market, we continue to experience strong momentum in our business as evidenced by the fact that we increased our assets under management by 8% over the last twelve months while many broad equity indexes were down more than 20% over the same period. In addition, our pipeline remains robust with a number of new account wins that we expect to fund in the fourth quarter of 2008 and into the first quarter of 2009. We have also taken the opportunity to capitalize on our recent growth, as well as the confidence we have in our business, by adding additional talent and depth to our investment, client service and marketing teams.”

Westwood will host a conference call to discuss the 2008 third quarter results and other business updates at 4:30 p.m. Eastern time today. To listen to the conference call, dial 866-411-4706 (domestic) or 904-596-2360 (international). The conference call will also be available via webcast and can be accessed at Westwood’s website, www.westwoodgroup.com under the Investor Relations tab. The conference call will be available for replay through October 30 by dialing 888-284-7564 (domestic) or 904-596-3174 (international) and entering passcode 226698.

About Westwood

Westwood Holdings Group, Inc. manages investment assets and provides services for its clients through two subsidiaries, Westwood Management Corp. and Westwood Trust. Westwood Management Corp. is a registered investment advisor and provides investment advisory services to corporate pension funds, public retirement plans, endowments, foundations, the WHG Funds, other mutual funds and clients of Westwood Trust. Westwood Trust provides trust and custodial services and participation in common trust funds that it sponsors to institutions and high net worth individuals. Westwood Holdings Group, Inc. trades on the New York Stock Exchange under the symbol “WHG.”

For more information on Westwood, please visit Westwood’s website at www.westwoodgroup.com.

For more information on the WHG Funds, please visit www.whgfunds.com.

Note on Forward-looking Statements

Statements in this press release that are not purely historical facts, including statements about our expected future financial position, results of operations or cash flows, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “could,” “goal,” “target,” “designed,” “on track,” “comfortable with,” “optimistic” and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation: our ability to identify and successfully market services that appeal to our customers; the significant concentration of our revenues in four of our customers; our relationships with investment consulting firms; our relationships with current and potential customers; our ability to retain qualified personnel; our ability to successfully develop and market new asset classes; our ability to maintain our fee structure in light of competitive fee pressures; competition in the marketplace; downturn in the financial markets; the passage of legislation adversely affecting the financial services industries; interest rates; changes in our effective tax rate; our ability to maintain an effective system of internal controls; our ability to capitalize on the performance of our marketing efforts; the acceptance of our new products with our existing and new clients; changes in our dividend policy and uses of our cash; and the other risks detailed from time to time in Westwood’s SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2007 and its quarterly report on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share amounts) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
REVENUES:
Advisory fees
Asset-based	$7,381	$5,782	$20,377	$15,368
Performance-based	-	-	80
Trust fees	2,845	2,666	8,270	7,558
Other revenues, net	(134)	291	143	1,123
Total revenues	10,092	8,739	28,870	24,049

EXPENSES:
Employee compensation and benefits	5,498	4,669	15,512	12,644
Sales and marketing	263	164	595	432
WHG mutual funds	94	43	235	144
Information technology	296	239	823	721
Professional services	450	420	1,337	1,199
General and administrative	727	565	1,993	1,690
Total expenses	7,328	6,100	20,495	16,830
Income before income taxes	2,764	2,639	8,375	7,219
Provision for income taxes	1,028	957	2,953	2,557
Net income	$1,736	$1,682	$5,422	$4,662

Earnings per share:
Basic	$0.28	$0.28	$0.89	$0.80
Diluted	$0.27	$0.27	$0.84	$0.76

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS As of September 30, 2008 and December 31, 2007 (in thousands, except par value and share amounts)

	September 30, 2008 (unaudited)	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$2,941	$4,560
Accounts receivable	4,780	6,599
Investments, at market value	25,537	22,144
Deferred income taxes	1,110	1,512
Prepaid taxes	2,295	-
Other current assets	412	651
Total current assets	37,075	35,466
Goodwill	2,302	2,302
Deferred income taxes	472	225
Property and equipment, net of accumulated depreciation of $1,175 and $1,002	899	1,031
Total assets	$40,748	$39,024

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$1,194	$1,024
Dividends payable	2,087	1,702
Compensation and benefits payable	3,342	4,848
Income taxes payable	-	1,505
Other current liabilities	11	11
Total current liabilities	6,634	9,090
Deferred rent	480	588
Total liabilities	7,114	9,678
Stockholders’ Equity:
Common stock, $0.01 par value, authorized 25,000,000 shares, issued 7,048,977 and outstanding 6,954,488 shares at September 30, 2008; authorized 10,000,000 shares, issued 6,840,327 and outstanding 6,807,408 shares at December 31, 2007	70	68
Additional paid-in capital	35,332	27,770
Treasury stock, at cost – 94,489 shares at September 30, 2008; 32,919 shares at December 31, 2007	(3,500)	(1,070)
Retained earnings	1,732	2,578
Total stockholders’ equity	33,634	29,346
Total liabilities and stockholders’ equity	$40,748	$39,024

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	For the nine months ended September 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,422	$4,662
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	173	176
Unrealized (gains) and losses on investments	505	(52)
Restricted stock amortization	4,927	3,797
Deferred income taxes	155	439
Excess tax benefits from stock-based compensation	(2,188)	(1,226)
Net purchases of investments – trading securities	(13,510)	(1,089)
Change in operating assets and liabilities:
Accounts receivable	1,819	(569)
Other current assets	242	(82)
Accounts payable and accrued liabilities	170	(3)
Compensation and benefits payable	(1,506)	(235)
Income taxes payable	(1,370)	361
Other liabilities	(27)	(10)
Net cash (used in) provided by operating activities	(5,188)	6,169

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of money market funds – available for sale	(20,098)	(5,320)
Sales of money market funds – available for sale	29,710	4,909
Purchase of property and equipment	(125)	(45)
Net cash provided by (used in) investing activities	9,487	(456)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of treasury stock	(2,430)	(1,042)
Excess tax benefits from stock-based compensation	2,188	1,226
Proceeds from exercise of stock options	208	533
Cash dividends	(5,884)	(3,654)
Net cash used in financing activities	(5,918)	(2,937)

NET (DECREASE) INCREASE IN CASH	(1,619)	2,776
Cash and cash equivalents, beginning of period	4,560	2,177
Cash and cash equivalents, end of period	$2,941	$4,953

Supplemental cash flow information:
Cash paid during the period for income taxes	$4,170	$1,756
Issuance of restricted stock	7,032	5,330
Tax benefit allocated directly to equity	2,430	1,475

Reconciliation of Net Income to Cash Earnings and Total Expenses to Cash Expenses (in thousands, except share and per share amounts)

	Three Months Ended September 30,		%
	2008	2007	Change
Net Income	$1,736	$1,682	3%
Add: Restricted stock expense	1,775	1,537	15
Cash earnings	$3,511	$3,219	9

Diluted weighted average shares	6,512,720	6,263,222	4
Cash earnings per share	$0.54	$0.51	6

Total expenses	$7,328	$6,100	20
Less: Restricted stock expense	(1,775)	(1,537)	15
Cash expenses	$5,553	$4,563	22%

	Nine Months Ended September 30,		%
	2008	2007	Change
Net Income	$5,422	$4,662	16%
Add: Restricted stock expense	4,927	3,797	30
Cash earnings	$10,349	$8,459	22

Diluted weighted average shares	6,438,128	6,142,196	5
Cash earnings per share	$1.61	$1.38	17

Total expenses	$20,495	$16,830	22
Less: Restricted stock expense	(4,927)	(3,797)	30
Cash expenses	$15,568	$13,033	19%

As supplemental information, we are providing non-GAAP performance measures that we refer to as cash earnings, cash earnings per share (or Cash EPS), and cash expenses. We provide these measures in addition to, but not as a substitute for, net income, earnings per share and total expenses, which are reported on a GAAP basis. Management and our Board of Directors review cash earnings, Cash EPS and cash expenses to evaluate Westwood’s ongoing performance, allocate resources and review dividend policy. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income, earnings per share and total expenses, are useful for both management and investors to evaluate Westwood’s underlying operating and financial performance and its available resources. We do not advocate that investors consider these non-GAAP measures without considering financial information prepared in accordance with GAAP.

We define cash earnings as net income plus the non-cash expense associated with equity-based compensation awards of restricted stock and stock options. We define cash expenses as total expenses less non-cash equity-based compensation expense. Although depreciation on fixed assets is a non-cash expense, we do not add it back when calculating cash earnings or deduct it when calculating cash expenses because depreciation charges represent a decline in the value of the related assets that will ultimately require replacement. In addition, we do not adjust cash earnings for tax deductions related to restricted stock expense. Cash EPS represents cash earnings divided by diluted weighted average shares outstanding.

(WHG-G)

CONTACT:
Westwood Holdings Group, Inc.
Bill Hardcastle, 214-756-6900